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NEWS RELEASE

                                                  (MACKENZIE PARTNERS, INC.
                                                  logo)
                                                   156 Fifth Avenue
                                                   New York, NY 10010
                                                   800 322-2885
                                                   FAX 212 929-0308

FOR IMMEDIATE RELEASE

Contact:
---------

Bob Marese
MacKenzie Partners, Inc.
800-322-2885


                   IAT OBTAINS CALIFORNIA INSURANCE APPROVAL


                              FOR MCM ACQUISITION



     New York, New York, September 23, 1998. IAT Reinsurance Syndicate Ltd. announced today that the California Commissioner of Insurance has approved its $3.65 per share cash tender offer for up to 35% of the issued and outstanding shares of McM Corporation (NASDAQ OTC:MCMC). IAT has now obtained all governmental approvals required to close the tender offer, which is scheduled to expire at 5:00 p.m., New York City time, on September 30, 1998.



     As of the close of business on September 22, 1998, approximately 1,361,497 shares (including option shares), or approximately 80% of the total number of shares sought by IAT in the tender offer, had been tendered and not withdrawn. IAT noted that the number of shares tendered to date is enough to permit IAT to close the tender offer if IAT elects to do so in accordance with the terms of the Offer to Purchase.


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